Exhibit 99.1

Republic Bancorp, Inc. Reports First Quarter Net Income of $20.4 Million With Return on Assets of 1.30% and Return on Equity of 9.77%

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 22, 2021--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported first quarter net income of $20.4 million, a $6.3 million, or 23% decrease from the first quarter of 2020, resulting in Diluted Earnings per Class A Common Share (“Diluted EPS”) of $0.98. Return on average assets (“ROA”) and return on average equity (“ROE”) were 1.30% and 9.77% for the first quarter of 2021.

Steve Trager, Chair & CEO of Republic commented, “Our Company’s Tax Refund Solutions (“TRS”) segment, which traditionally provides a first quarter lift to net income with its seasonal tax business, drove our year-over-year decline, contributing an $11.6 million negative swing in net income as a result of a highly unusual and delayed tax season. Initial applications for our TRS products were impacted, as the season began approximately two weeks later than its normal start date. Furthermore, as consumers received the benefits from two new rounds of U.S. Treasury economic stimulus payments during the quarter, demand for our early season tax products have, so far, moderated from the previous year. As a result, year-to-date applications for our Refund Transfer (“RT”) product were down 10% while applications for our Easy Advance (“EA”) loans decreased 30% versus prior year.

“Our Core Banking operations had a fantastic quarter, as strong revenue contributions from Mortgage Banking, Warehouse Lending and PPP1 loans more than offset the negative impacts of industry-wide headwinds, such as net interest margin compression and soft non-PPP commercial loan growth. These positive factors contributed to a 64% increase in Core Bank net income for the first quarter of 2021 compared to the first quarter of 2020.

“In addition to the strong net income from our Core Banking operations during the quarter, our balance sheet continued to exhibit solid activity. During the quarter, we originated an additional $176 million of PPP loans to just over 1,000 clients, while further assisting in the forgiveness or payoff of $182 million of 2020 PPP originations for over 1,800 clients. On the liability side of the ledger, our core deposits2 continued to soar to new heights, growing another $232 million, or 5%, during the first quarter of 2021 after record-breaking growth in 2020. While finding suitable investments for our robust liquidity remains a challenge in the current environment, we are excited about the opportunities this strong deposit growth provides for our potential long-term prosperity,” concluded Trager.

The following table highlights Republic’s financial performance for the first quarter of 2021 compared to the first quarter of 2020. Additional financial details, including segment-level data and key metrics, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on April 22, 2021.

	Total Company Financial Performance Highlights
	Three Months Ended Mar. 31,
(dollars in thousands, except per share data)	2021	2020	$ Change	% Change

Income Before Income Tax Expense	$26,398	$33,578	$(7,180)	(21)%
Net Income	20,433	26,697	(6,264)	(23)
Diluted Earnings per Class A Common Share	0.98	1.28	(0.30)	(23)
Return on Average Assets	1.30%	1.90%	NA	(32)
Return on Average Equity	9.77	13.71	NA	(29)

NA – Not applicable

Results of Operations for the First Quarter of 2021 Compared to the First Quarter of 2020

Core Bank(3)

Net income from Core Banking was $16.4 million for the first quarter of 2021, an increase of $6.4 million, or 64%, over the first quarter of 2020. Primarily driving this rise in net income was a solid increase in net interest income, strong growth in Mortgage Banking income, and a meaningful, positive reduction in the Provision for Expected Credit Loss Expense (“Provision”), as the Core Bank made a substantial Provision during the first quarter of 2020 after the onset of the COVID-19 pandemic.

Net Interest Income – Core Bank net interest income increased to $48.3 million for the first quarter of 2021, a $3.1 million, or 7%, increase from the first quarter of 2020. This growth was driven primarily by the following:

  During the first quarter of 2021, the Core Bank recognized $5.6 million of fee income on its PPP portfolio, driven significantly by the forgiveness and payoff of $182 million of PPP loans during the period. As of March 31, 2021, net PPP loans of $383 million remained on the Core Bank’s balance sheet, including $218 million in loan balances originated during 2020, $176 million in loan balances originated during the first quarter of 2021, and $11 million of unaccreted PPP lender fees reported as a credit offset to these originated balances. Unaccreted PPP lender fees will generally be recognized into income over the estimated remaining life of the PPP portfolio, with fee recognition accelerated if loans are forgiven or repaid earlier than estimated.
  Net interest income from the Core Bank’s Warehouse segment increased $2.5 million, or 57%, from the first quarter of 2020 to the first quarter of 2021. Average outstanding Warehouse balances grew from $643 million during the first quarter of 2020 to $790 million during the first quarter of 2021, as committed Warehouse lines-of-credit grew from $1.1 billion at March 31, 2020 to $1.4 billion at March 31, 2021. Average usage rates for Warehouse lines were strong at 56% and 54%, respectively, during the first quarters of 2020 and 2021.
  Offsetting the positive impacts above, net interest income from Traditional Banking, excluding accreted PPP lender fees, decreased $5.1 million, or 12%, from the first quarter 2020, as the Traditional Bank’s net interest margin declined from 3.80% for the first quarter of 2020 to 3.47% for the first quarter of 2021. The decline in the net interest margin was substantially driven by a 71-basis point decline in the Traditional Bank’s yield on its average interest-earning assets from the first quarter of 2020 to the first quarter of 2021, as the majority of the Traditional Bank’s growth in interest-earning assets during the previous 12 months was in lower-yielding cash and investment securities instead of loans.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Mar. 31,			Three Months Ended Mar. 31,
Reportable Segment	2021	2020	Change	2021	2020	Change

Traditional Banking	$41,102	$40,620	$482	3.47%	3.80%	(0.33)%
Warehouse Lending	6,772	4,307	2,465	3.43	2.68	0.75
Mortgage Banking*	409	214	195	NM	NM	NM
Total Core Bank	$48,283	$45,141	$3,142	3.46%	3.65%	(0.19)%

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Mar. 31,				Mar. 31,
Reportable Segment	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change

Traditional Banking	$3,670,205	$3,550,852	$119,353	3%	$3,654,967	$3,536,804	$118,163	3%
Warehouse Lending	790,244	643,182	147,062	23	866,844	850,454	16,390	2
Mortgage Banking*	39,462	18,003	21,459	119	63,636	39,384	24,252	62
Total Core Bank	$4,499,911	$4,212,037	$287,874	7%	$4,585,447	$4,426,642	$158,805	4%

* Includes loans held for sale
NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision swung to a net credit of $247,000 for the first quarter of 2021 from a net charge of $5.9 million for the first quarter of 2020. The net credit during the first quarter of 2021 primarily reflected a decrease in required reserves for the Core Bank’s Warehouse Lending portfolio, as Warehouse period-end balances decreased from $964 million at December 31, 2020 to $867 million at March 31, 2021. The relatively large net charge to the Provision during the first quarter of 2020 primarily reflected economic concerns and uncertainty driven by the onset of the COVID-19 pandemic.

As a percentage of total loans, the Core Bank’s Allowance increased from 0.97% as of March 31, 2020 to 1.14% as of March 31, 2021. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Mar. 31, 2021			As of Mar. 31, 2020			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Increase

Traditional Bank, Less PPP	$3,271,656	$49,386	1.51%	$3,536,804	$40,554	1.15%	0.36%	32%
Plus: Paycheck Protection Program	383,311	—		—	—

Traditional Bank	$3,654,967	$49,386	1.35	3,536,804	40,554	1.15	0.20	18

Warehouse Lending	866,844	2,165	0.25	850,454	2,126	0.25	—	—

Total Core Bank	4,521,811	51,551	1.14	4,387,258	42,680	0.97	0.17	17

Total Republic Processing Group	144,782	31,131	21.50	128,341	27,751	21.62	(0.12)	(1)

Total Company	$4,666,593	$82,682	1.77%	$4,515,599	$70,431	1.56%	0.21%	14%

During 2020, due to pandemic-driven hardship the Company accommodated $800 million, or approximately 20% of its Traditional Bank loan portfolio through loan deferrals and forbearance agreements. At March 31, 2021, $33 million, or 1% of Traditional Bank loans remained under some form of pandemic-driven hardship accommodation.

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Mar. 31,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2021	2020	2020	2019	2018

Nonperforming loans to total loans	0.49%	0.46%	0.50%	0.54%	0.40%

Nonperforming assets to total loans (including OREO)	0.53	0.47	0.56	0.54	0.40

Delinquent loans* to total loans	0.19	0.27	0.21	0.30	0.22

Net charge-offs (recoveries) to average loans	0.03	(0.03)	0.03	0.11	0.06
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $14.0 million during the first quarter of 2021, an increase of $2.0 million, or 16%, from the first quarter of 2020. The increase in noninterest income was driven primarily by the following:

  Mortgage Banking income increased $2.4 million over the first quarter of 2020 to $7.2 million for the first quarter of 2021. For the first quarter of 2021, the Core Bank originated $214 million in secondary market loans and achieved an average gain-as-a-percent-of-loans-sold during the period of 3.95%, with comparable originations of $125 million and comparable gains of 2.80% during the first quarter of 2020. Favorable market conditions drove a higher gain percentage for the Core Bank during the last nine months of 2020 and for a portion of the first quarter of 2021, with these favorable conditions normalizing moderately during February 2021 and through the end of the quarter.
  Interchange fee income increased $476,000, or 19%, driven by a rise in debit transactions following a reduction in pandemic-related economic restrictions and two rounds of stimulus payments during the first quarter of 2021.
  Partially offsetting the increases above, other noninterest income decreased $642,000, partially because the Core Bank recognized a $353,000 non-recurring gain on one of its former banking centers during the first quarter of 2020.

Noninterest Expense – Core Bank noninterest expense was $41.5 million for the first quarter of 2021 compared to $39.4 million for the first quarter of 2020. The increase in noninterest expense was driven primarily by the following:

  Salaries and Benefits increased from $23.1 million during the first quarter of 2020 to $25.5 million for the first quarter of 2021. Primarily driving the increase was a $680,000 increase in mortgage banking commissions and a $390,000, or 22%, increase in health-related benefit costs.
  Partially offsetting the increases above, Bank Franchise Tax expense decreased $456,000. As previously reported, Kentucky enacted HB354 in March 2019 and as a result, the Bank transitioned from a capital-based bank franchise tax to the Kentucky corporate income tax on January 1, 2021.

Republic Processing Group(4)

The Republic Processing Group (“RPG”) reported net income of $4.0 million for the first quarter of 2021 compared to $16.7 million for the same period in 2020, with the lower 2021 net income substantially driven by an $11.6 million negative swing in net income from RPG’s TRS segment.

Tax Refund Solutions

TRS recorded a net loss of $97,000 for the first quarter of 2021 compared to net income of $11.5 million for the same period in 2020. Management believes that first quarter economic impact (stimulus) payments, pandemic health risks, and a two-week delay in the start to the 2021 tax season had a large, negative impact on TRS operations, including driving down demand for its two primary tax products: the Easy Advance (“EA”) loans and Refund Transfers. In addition, Management believes the emphasis by the Internal Revenue Service to distribute stimulus checks could have possibly delayed the timing of tax refund payments and thus the normal paydown patterns of TRS’s EAs. These external influences had the following impact to TRS’s first quarter tax season:

  Fees earned on EAs decreased to $12.8 million for the first quarter of 2021 from $19.3 million for the first quarter in 2020, as EAs originated decreased to $250 million from $388 million during the same periods.
  TRS’s Provision for EAs was $23.4 million, or 9.3% of the $250 million in EAs originated during the first quarter of 2021 compared to a Provision of $15.2 million, or 3.9% of the $388 million of EAs originated during the first quarter of 2020. The increased Provision for the first quarter of 2021 was due to a significantly lower amount of refund payments received from the U.S. Treasury as a percentage of total EAs originated for the first quarter of 2021 as compared to the first quarter of 2020. While the Company is uncertain how much the COVID-19 pandemic and the U.S. government’s stimulus program may have contributed to the slower refund payments for 2021, management believes it has adequately adjusted its expected loss rate to absorb EA losses based on information known through the date of this release.

  EAs are only originated during the first two months of each year, with all uncollected EAs charged off by June 30th of each year. EAs collected during the second half of each year are recorded as recoveries of previously charged-off loans. TRS’s EA loss rate as of June 30, 2020 was 5.04% of total 2020 EA originations and it finished 2020 with an EA loss rate of 3.36% of total EAs originated.
  Net refund transfer fees decreased $3.1 million, or 20%, to $12.7 million for the first quarter of 2021 compared to $15.8 million for the same period in 2020, as RTs processed decreased 20% from period to period.

Partially offsetting the above, TRS program fees increased $584,000 from the first quarter of 2020 as a result of the Company’s May 1, 2020 assumption of $250 million in prepaid card balances.

Republic Credit Solutions

Net income at Republic Credit Solutions (“RCS”) decreased to $4.1 million for the first quarter of 2021 from $5.2 million for the first quarter of 2020. The decrease in RCS’s net income primarily reflected a $3.2 million decrease in RCS’s revenues partially offset by a $2.1 million reduction in Provision. Both decreases resulted primarily from a $10 million decrease in outstanding balances for RCS’s primary line-of-credit product over the previous 12 months following a reduction of marketing for this product during the first half of 2020. RCS began incrementally increasing its marketing for this line-of-credit product during the third quarter of 2020.

Total Company Income Taxes

The Company’s effective tax rate increased to 22.6% for the first quarter of 2021 compared to 20.5% for the same period in 2020. The higher effective rate during the first quarter of 2021 primarily reflected the Bank’s transition from a capital-based bank franchise tax to a Kentucky corporate income tax on January 1, 2021. The current Kentucky corporate income tax rate is 5%.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: 28 banking centers in 8 Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has $6.5 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions, including, but not limited to, the timing of PPP loan forgiveness and the impact of the COVID-19 pandemic. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1) PPP – The U.S. Small Business Administration’s Paycheck Protection Program.

(2)

Core deposits, a non-GAAP measure, are total deposits excluding time deposits greater than or equal to $250,000, all brokered deposits, and all deposits attributable to the Company’s RPG operations. Core deposits are intended to include those deposits that are more stable and lower cost and that reprice more slowly than other deposits when interest rates rise. The following table reconciles noninterest-bearing and interest-bearing deposits in accordance with GAAP to core deposits:

(dollars in thousands)	Mar. 31, 2021	Dec. 31, 2020	$ Change	% Change

Noninterest-bearing deposits - GAAP	$2,276,348	$1,890,416	$385,932	20%
Less: Noninterest-bearing deposits - RPG	687,701	386,754	300,947	78
Noninterest-bearing core deposits - Non-GAAP (a)	$1,588,647	$1,503,662	$84,985	6%

Interest-bearing deposits - GAAP	$2,995,144	$2,842,765	$152,379	5%
Less: Time deposits, $250,000 and over	77,014	83,448	(6,434)	(8)
Less: Core Bank brokered deposits	40,504	25,010	15,494	62
Less: Interest-bearing deposits - RPG	2,964	6,673	(3,709)	(56)
Interest-bearing core deposits - Non-GAAP (b)	$2,874,662	$2,727,634	$147,028	5%

Total core deposits - Non-GAAP (a+b)	$4,463,309	$4,231,296	$232,013	5%

(3)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(4)	Republic Processing Group operations consist of the Tax Refund Solutions and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

Contacts

Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628